Exhibit 10.20

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

February 19, 2020

Fibrocell Science, Inc.

c/o Castle Creek Biosciences, Inc.

6 Century Blvd.

Parsippany, NJ 07054

Attention: CEO

Re:	“Exclusive Channel Collaboration Agreement” executed Oct. 5, 2012 (as subsequently amended, the “ECC”) by and between Fibrocell Science, Inc. (“Fibrocell”) and Intrexon Corporation (“Intrexon”)

Dear Sir:

This letter sets forth and memorializes the various points of mutual agreement reached between Precigen and Fibrocell with respect to the termination of the ECC, the conversion of the ECC into a product license between Fibrocell and Precigen with regard to the Retained Products and related amendments and modifications of the ECC. Please note that, per our recent public announcement, Intrexon has officially been renamed Precigen, Inc. (“Precigen”). Unless otherwise specified, references to Fibrocell in this letter shall refer to both Fibrocell and its parent, Castle Creek Biosciences, Inc. (“CCB”), and references to Precigen in this letter shall be deemed to encompass references to Intrexon prior to its having been renamed Precigen. Precigen and Fibrocell are sometimes referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined in this letter shall have the meaning set forth in the ECC to the extent such are defined therein.

In consideration for the mutual covenants and agreements set forth in this letter, together with additional consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties mutually agree as follows:

1)

The Parties agree to work together in good faith to negotiate, document and execute a mutually agreed upon definitive termination and modification agreement between the Parties (the “Termination and Modification Agreement”) with respect to the termination of the ECC, the conversion of the ECC into a product license between Fibrocell with regard to the Retained Products and related amendments and modifications of the ECC, with the Parties’ intent being to enter into the Termination and Modification Agreement within thirty (30) days after the date of this letter to amend and modify the ECC as necessary and appropriate in order to clarify the surviving rights and obligations of the Parties, including the surviving rights and licenses in favor of Fibrocell with respect to the Retained Products, consistent with this letter.

2)	Without limiting the generality of the foregoing, the Parties hereby agree as follows below:

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

(a) Fibrocell’s FCX-007 and FCX-013 are each Fibrocell Products as defined in the ECC.

(b) The definition for “Field” in Section 1.29 of the ECC is amended and restated to read in its entirety as follows:

“1.29 “Field” means, as of the Effective Date and irrespective of whether such requires regulatory approval, the delivery of autologous human fibroblasts genetically modified to express COL7 and/or MMP-1 for the treatment of Scleroderma and Epidermolysis Bullosa.”

(c) Irrespective of whether one or both of Fibrocell’s FCX-007 or FCX-013 fail to meet the requirements of any one of ECC Sections 10.4(a)(i) through 10.4(a)(v) at the effective time of the Termination and Modification Agreement, each of FCX-007 and FCX-013 will respectively be deemed a Retained Product under the ECC, and such Fibrocell Products shall constitute the only Retained Products under the ECC.

(d) There are no Reverted Products or Improved Products as defined in the ECC.

(e) The Termination and Modification Agreement shall provide, among other things, that the ECC shall be terminated on the effective time of the Termination and Modification Agreement, subject to the surviving rights and licenses in favor of Fibrocell with respect to the Retained Products after such termination (including, but not limited to, the surviving rights and licenses in favor of Fibrocell pursuant to Section 10.4 (incorporating with respect to the Retained Products the license and sublicense rights of Sections 3.1 and 3.2) to continue the clinical development and Commercialization of the Retained Products in the Field in the Territory following such termination, which rights and licenses are contingent upon Fibrocell’s compliance with the payment provisions in ECC Article 5 (including, the revenue sharing obligations set forth in Section 5.3 thereof), and with a continuing obligation for Fibrocell to use in accord with ECC Sections 4.5(a) and 4.5(c) Diligent Efforts to develop and Commercialize any Retained Products, and with all other provisions of the ECC that survive such termination).

(f) Notwithstanding Section 10.5 of the ECC, Sections 3.5, 3.6 and 6.3 of the ECC shall survive termination of the ECC solely to the extent that Fibrocell continues to comply with the payment provisions in ECC Article 5 (including, the revenue sharing obligations set forth in Section 5.3 thereof), and with a continuing obligation for Fibrocell to use in accord with ECC Sections 4.5(a) and 4.5(c) Diligent Efforts to develop and Commercialize any Retained Products, and with all other provisions of the ECC that survive such termination.

(g) Section 3.8 is hereby modified and amended by deleting the phrase “during the Term” at the end of the first sentence. Further, notwithstanding Section 10.5 of the ECC, Section 3.8 of the ECC as so modified shall survive termination of the ECC solely with respect to, and solely to the extent there remain, Retained Products. For clarity,

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

however, Precigen shall retain rights to its future veledimex drug master files (subject to the granting of rights of reference as set forth in this letter and Attachment A).

(h) Notwithstanding Section 10.5 of the ECC, such Section 10.4(b) of the ECC (including the first sentence of which as modified by this letter and the Termination and Modification Agreement) shall survive termination of the ECC.

(i) Notwithstanding Section 10.5 of the ECC, Sections 7.5(a) and 7.5(b) of the ECC shall not survive termination of the ECC.

(j) As of the effective time of the Termination and Modification Agreement, neither Party shall have any obligation under the ECC to develop and/or Commercialize any product other than the Retained Products.

3)

Precigen personnel will provide immediate CMC technical and project management work toward resolving certain veledimex batch manufacture and expiration issues for Fibrocell in general accordance with the plan set forth in Attachment A and with the intention of meeting, to the extent reasonably possible, the known clinical trial timing issues for Fibrocell. Such work will be done at Precigen’s cost for Precigen’s internal personnel’s time expended on the project and in preparing drug master files (collectively, the “DMF”), while Fibrocell will remain responsible for any third party costs (including manufacturing, service providers and reasonable travel) incurred during this process for the benefit of Fibrocell. The Parties will share in the data and intellectual property generated by work performed pursuant to Attachment A consistent with the terms of the ECC. After completion of Precigen’s work contemplated under Attachment A, and subject to payment by Fibrocell of third party costs under paragraph 2 above, Precigen will grant Fibrocell an irrevocable right of cross-reference to Precigen’s DMF for use in connection with FCX-013 and provide specified technology transfer. Thereafter, Fibrocell shall assume all responsibility for future manufacture of drug product and drug substance for Fibrocell Products.

Please confirm Fibrocell’s agreement to the foregoing terms by signing this letter in the space provided below and returning one executed copy to us, whereupon this letter will be deemed a mutually executed and binding agreement between Precigen and Fibrocell. In the event the Parties are unable to enter into the Termination and Modification Agreement within thirty days following the execution of this letter agreement, then absent agreement by the Parties, the obligations under this letter agreement shall be terminated and the rights and obligations of the Parties with respect to the ECC shall remain unchanged.

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

We continue to look forward to the progress and success of Fibrocell’s clinical programs for FCX-007 and FCX-013, and thank you for your attention to this matter.

Sincerely,

PRECIGEN, INC.

/s/ Donald P. Lehr

Donald P. Lehr

Chief Legal Officer

301-556-9809

cc (email): Helen Sabzevari, President and CEO, Precigen, Inc.

cc (email): John Maslowski, CEO, Fibrocell Science, Inc.

Acknowledged and agreed on behalf of
Fibrocell Science, Inc.:

signed:	/s/ John M. Maslowski
name, and title:	John M. Maslowski
date:	20 Feb 2020

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

Attachment A

Precigen will provide Fibrocell with the following drug product and drug substance manufacturing and related CMC support activities and deliverables:

1.	In good faith, Precigen has already provided, at no cost to Fibrocell, a critical expiration extension memo (for expiry May 2020) to Jeremy Cress of CCB on February 6, 2020.

2.

Precigen will, at no cost to Fibrocell for Precigen’s internal personnel time, conduct a 24-month time point pull in March 2020 and issue an extension memo to Fibrocell based on the results thereof on or before the expiration of the prior May, 2020 extension, with the goal of demonstrating a new expiration of drug product INXN- 1001 Hard Gelatin Capsules, 40mg (Solutol) batch QB170160/1 of November 6, 2020. If such stability testing results do not support such extension, Precigen will provide to Fibrocell all documentation and data generated during such failed stability testing. Any costs for third party service providers shall be borne directly by Fibrocell, and any travel expenses reasonably incurred by Precigen shall be reimbursed by Fibrocell upon monthly invoicing for the same.

3.

Precigen will coordinate with third party service providers to initiate, and oversee their respective performance toward, the manufacture of a new batch of the Solutol formulation before April 27, 2020 to serve as a replacement for the existing Drug Substance batch (4157.E.15.1.501). All such manufactured material will be solely owned by Fibrocell. The costs for the third party service provider and manufacturers shall be borne and paid directly by Fibrocell, and any travel expenses reasonably incurred by Precigen shall be reimbursed by Fibrocell upon monthly invoicing for the same. In good faith, Precigen has begun coordination with Lonza/Capsugel Ploermel to attempt scheduling of a replacement Batch manufacturing slot, but needs final approval from Fibrocell to generate a formal proposal and respective cost quotes before Feb. 19, 2020, which proposal shall be shared with Fibrocell once received. Lonza/Capsugel Ploermel have indicated, subject to the meeting of timetables by the Parties (including the foregoing approval from Fibrocell) that the production will meet Fibrocell’s deadlines. Based solely upon prior experience manufacturing batches of veledimex and incorporating reasonably projected cost increases relative to prior production batches, Precigen estimates that the third party costs for such (excluding travel) will be:

a. Shipment costs	20,000 Euros (estimated)
b. Manufacture	135,000 Euros (estimated)
c. ICH Stability	160,000 Euros (estimated)
d. Reference Materials	75,000 Euros (estimated)

4.

Precigen will execute a Quality Audit of Solutol activities at the Ploermel site and one representative of Fibrocell will be invited to attend. In the event there are findings resulting from such an audit, Fibrocell will be entitled to review and provide Precigen with comments thereon for reasonable consideration, provided, however, that if such findings are specific to FCX-007 and FCX-013, Fibrocell will also be entitled to provide direction on the correction of such findings. No audit of Solutol related activities has been previously conducted. These activities would be targeted to be performed in 3Q 2020 and Lonza/Capsugel Ploermel are aware of the requirement from Precigen’s pre-existing Quality Agreement. However, Fibrocell shall be responsible for conducting all quality review and release of all materials produced in the above new batch.

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

5.

Precigen agrees to invite representatives of Fibrocell to a kick off meeting to be held reasonably promptly following the Effective Date of this letter, and thereafter to reasonably frequent update meetings with Precigen personnel and, where appropriate, third party providers. Fibrocell will be provided with copies of all relevant synthesis proposals and protocols and relevant reports received from such third parties.

6.

In conjunction with the above activities, Precigen shall engage in tech transfer for the benefit of Fibrocell to enable Fibrocell to engage in manufacturing activities directly, including as follows below.

a.

Precigen and Fibrocell will reasonably cooperate to proceed within the spirit and intent of this letter and Attachment A with regard to executing new contracts with respective third parties, or alternatively submitting work orders under existing contracts, with the goals of meeting the deadlines set forth above. Where new agreements are required to execute a project task under this Attachment A, Fibrocell will be included as a party to the agreement when such will not cause problematic delays given the timelines above.

b.

Precigen shall deliver to Fibrocell the following information and data reasonably necessary for Fibrocell to conduct future drug product and drug substance manufacturing tasks independently of Precigen and to contract directly with third parties with respect such.

i.	The Capsugel documentation relating to the Solutol formulation.

ii.	Executed protocols and reports relating to veledimex drug substance and drug product.

iii.	Previous analytical qualifications and methods and protocols for the release of drug substance/product.

iv.	Stability protocols, data and reports.

v.	Full batch records for the new batch under paragraph 3 above.

vi.	Route A chemistry documentation.

vii.

A letter providing to Fibrocell with respect to the Retained Products an irrevocable right of reference to Precigen’s (to be filed) drug master files for veledimex and formulations of veledimex upon their respective filing by Precigen.

7.

Precigen estimates that the above activities will require 7-8 FTE months of Precigen personnel time, including all planning activities, coordination with Lonza, travel and oversight as well as a formal audit.

8.

Precigen will allocate to Fibrocell fifty percent (50%) of any material remaining of expired drug substance batch 4157.E.15.1.501, following completion of the activities described in paragraph 3 of this Attachment A.

9.

Fibrocell may in the future request that Precigen provide, and to the extent that Precigen agrees, Precigen may provide additional Precigen internal personnel’s time in support of further veledimex manufacturing activities not described above. To the extent that such additional support is provided, such will be provided under terms consistent with the intellectual property and data rights terms of the ECC and at full cost reimbursement to Precigen (including for both third party costs and Precigen FTE) Fibrocell. Fibrocell has indicated a preliminary interest in possibly pursuing a low dose clinical batch in the future. Current drug substance batch – 4157.E.15.1.501 expires April 27, 2020. There is no option to extend this expiration date beyond this date for future clinical use, but this expiring batch may potentially be used for development activities of the pediatric dose. In order to manufacture another unique batch of low dose veledimex for Fibrocell, the Parties would need to conduct due diligence activities for Steps 1-3 for Route B Chemistry, obtain starting material synthesis proposals, and initiate technology transfer activities upon vendor selection, at which time manufacture of a new batch of drug substance will take approximately 18 months and have the following projected third party costs:

a. Starting Materials	100,000Euros (estimated)
b. Step 1-3 Tech Transfer	600,000Euros (estimated)
c. Step 4	175,000Euros (estimated)
d. ICH Stability	150,000Euros (estimated)
e. Precigen FTEs	12-15FTE months

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

10.

If Fibrocell elects to pursue the activities described in paragraph 9 of this Attachment A, and at that time determines that Precigen is the owner or otherwise in possession of documentation not described in this Attachment A but required to complete said activities or to complete said activities without significant additional effort or expense, Fibrocell will notify Precigen, and Precigen will provide such documentation to Fibrocell to the extent such is reasonable in light of the burden to Precigen and upon reasonable cost reimbursement to Precigen.

11.

For the purpose of clarity, Fibrocell or its designated affiliates may engage with such parties prior to the manufacture of drug substance, at their own cost, to develop new tableting methods for lower dose concentrations or similar required for the FCX-013 trial, with such decision to be made solely by Fibrocell or its designated affiliates.

12.

Upon completion of Precigen’s drug product and drug substance manufacturing support activities under this Attachment A consistent with the provisions of paragraph 6(a) above relating to the handling of and operations under third party contracts, Precigen will assist Fibrocell in transferring any CRO/CMO contractual relationships to Fibrocell solely to the extent that such relationships relate to vector stability programs or manufacturing programs for the Retained Products.

13.

Precigen will provide to Fibrocell upon reasonably request, and only in such cases as Precigen has not already done so or Fibrocell otherwise already does not have such, the following existing documentation related to the FCX-007 and FCX-013 (to the extent in Precigen’s possession or control) for a BLA submission:

1.	Nomenclature

2.	Structure

3.	General Properties

4.	Manufacturers

5.	Description of the Manufacturing Process

6.	Control of Materials

7.	Control of Critical Steps and Intermediates

8.	Process Validation and/or Evaluation

9.	Manufacturing Process Development

10.	Elucidation of Structure and Other Characteristics

11.	Impurities

12.	Drug Substance Specification

13.	Analytical Procedures

14.	Validation of Analytical Procedures

15.	Batch Analyses

16.	Justification of Specification

17.	Reference Standards or Materials

18.	Container Closure System

19.	Stability Summary and Conclusions

20374 Seneca Meadows Pkwy

Germantown, MD 20876

(+1) 301 556 9900

precigen.com

20.	Postapproval Stability Protocol and Stability Commitment – Needed for BLA only

21.	Stability Data

14.	Upon completion of the items in paragraphs 2-6, 8, 12 and 13 of this Attachment A, Precigen’s obligations under this Attachment A shall be complete.